Filed pursuant to Rule 433
Registration No. 333-139448

Final Term Sheet
USD 3,000,000,000 4.875% Global Notes due 2017
Terms:

Issuer:	KfW
Guarantor:	Federal Republic of Germany
Aggregate Principal Amount:	USD 3,000,000,000
Denomination:	USD 1,000
Maturity:	January 17, 2017
Redemption Amount:	100%
Interest Rate:	4.875% per annum, payable semi-annually in arrears
Date of Pricing:	January 9, 2007
Closing Date:	January 17, 2007
Interest Payment Dates:	January 17 and July 17 in each year
First Interest Payment Date:	July 17, 2007
Currency of Payments:	USD
Price to Public/Issue Price:	99.352%
Underwriting Commissions:	0.15%
Proceeds to KfW:	99.202%
Format:	SEC-registered global notes
Listing:	Luxembourg Stock Exchange (regulated market)
Business Day:	New York
Business Day Convention:	Following, unadjusted
Day Count Fraction:	30/360
Governing Law /Jurisdiction:	German Law; District Court Frankfurt am Main
Gross-Up:	No gross-up if tax deduction or withholding is imposed
Cross-Default:	None
Clearing System:	DTC (deliverable through CBL and Euroclear)
Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong
CUSIP:	500769BY9
ISIN:	US500769BY90
Ratings of the Issuer:	AAA by Standard & Poor’s Rating Services, Aaa by Moody’s Investor Services Limited and AAA by Fitch Ratings Limited.[1]
Lead Managers:	J.P. Morgan Securities Ltd. Merrill Lynch International UBS Limited
Stabilization Manager:	Merrill Lynch International
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Certain information on the notes is available under the following link: http://www.sec.gov/Archives/edgar/data/821533/000132693206000410/f01506ae424b3.htm. KfW’s base prospectus relating to the notes is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000132693206000399/f01500e424b3.htm. Alternatively, any manager participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1-866 500-5408.

[1]	A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.